                                  EXHIBIT 3.4

                                   AGREEMENT

         This Agreement (this "Agreement") is entered into as of July 2, 1996 by and between ELLEN DINERMAN LITTLE and ROBERT B. LITTLE, husband and wife, residing at 12309 Viewcrest Road, Studio City, California 91604 (together, the "Littles") and WILLIAM F. LISCHAK, an individual residing at 601 N. Sweetzer, Unit B, Los Angeles, California 90048 ("Lischak").

         WHEREAS, the Littles own, as community property, 92.14672 shares (the "Little Shares") of the outstanding common stock of Overseas Filmgroup, Inc., a Delaware corporation (the "Company"), and Lischak owns 7.85328 shares of the outstanding common stock of the Company (the "Lischak Shares"); and

         WHEREAS, the Little Shares and the Lischak Shares constitute all of the issued and outstanding common stock of the Company; and

         WHEREAS, pursuant to an Agreement of Merger dated as of July 2, 1996 (the "Merger Agreement") by and among Entertainment/Media Acquisition Corporation ("EMAC"), the Company and the Littles, the parties thereto have agreed that, subject to certain conditions, the Company shall be merged (the "Merger") with and into EMAC, with EMAC being the surviving corporation (the "Surviving Corporation") which will be renamed "Overseas Filmgroup, Inc." at the effective time of the Merger; and

         WHEREAS, pursuant to the Merger Agreement, the Little Shares shall be converted into 2,928,218 shares of common stock of the Surviving Corporation, $1,225,135 cash (subject to adjustment in certain circumstances) and a promissory note in the principal amount of $2,000,000, and the Lischak Shares will be converted into 249,560 shares of common stock of the Surviving Corporation (the "Converted Lischak Shares") and $274,865 cash (subject to adjustment in certain circumstances); and

         WHEREAS, in light of the contemplated Merger, the Littles and Lischak seek to modify and/or affirm certain rights of first refusal and repurchase, options to purchase and proxies with respect to the Lischak Shares and Converted Lischak Shares, and otherwise provide for certain agreements with respect to the Converted Lischak Shares.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Littles and Lischak hereby agree as follows:

         1.      General Agreement.

         The parties hereto acknowledge and agree that (i) the Merger shall not constitute an event permitting a right of first refusal or option to purchase under that certain Stock Sale Agreement dated as of January 1, 1996 by and between Lischak and the Littles (the "Stock Agreement"), (ii) the Converted Lischak Shares shall constitute Collateral under that certain Security and Stock Pledge Agreement dated as of January 1, 1996 by and between Lischak and the Littles (the "Pledge Agreement") and such Pledge Agreement shall continue in full force and effect (with





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the terms and provisions of such Pledge Agreement independent of the terms of this Agreement), (iii) the "S Election" as defined in the Stock Agreement shall be terminated in connection with the Merger, (iv) Lischak and the Converted Lischak Shares shall be subject to the terms and conditions of this Agreement, and (v) Lischak shall execute such additional instruments and documents and take such other actions as from time to time requested by the Littles to confirm or effectuate the foregoing or the other purposes and provisions of this Agreement. Until the Merger (and if the Merger does not occur) the provisions of the Stock Agreement shall continue in full force and effect.
Upon consummation of the Merger, the Stock Agreement shall be superseded to the extent set forth herein.

         2.      Transfer of Rights Hereunder.

                 The Littles may at any time transfer and assign their rights and delegate their obligations under this Agreement to any other person, corporation, firm or entity, with or without consideration, provided such transferee, assignee or delegee is an Affiliate of the Littles. No such assignment shall relieve Lischak of his obligations hereunder. Lischak may not assign any rights, or delegate any obligations or duties hereunder without the prior written consent of the Littles. For purposes hereof, "Affiliate of the Littles" shall mean Persons controlling, controlled by or under common control with any of the Littles (including, without limitation, trusts or other entities established by the Littles for estate planning purposes) and "Person" shall mean any natural person, corporation, partnership, limited liability company, proprietorship, association, trust or other legal entity.

         3.      Irrevocable Proxy.

                 Lischak hereby acknowledges and agrees that the irrevocable proxy (the "Irrevocable Proxy") granted to the Littles or their nominee pursuant to the Stock Agreement shall remain in full force and effect following the Merger with respect to the Converted Lischak Shares, that such proxy shall remain irrevocable for the maximum period permitted by law, and that such proxy shall terminate at the earlier of (a) such time as the Littles (including for this purpose, their Affiliates) beneficially own or control less than five percent of the outstanding voting power of the Surviving Corporation, or (b) the sale of such Converted Lischak Shares in the public market or pursuant to a public offering (i.e. not a private sale or placement or involuntary transfer) but only with respect to the shares so sold. Such proxy shall also remain effective following the expiration of the proxy provisions of Paragraph 5.1 of the Pledge Agreement. In the event that the Irrevocable Proxy is deemed for any reason to be unenforceable as a result of the Merger or this Agreement, then Lischak hereby grants to the Littles an irrevocable proxy with respect to the Converted Lischak Shares to take effect at the effective time of the Merger and with terms equivalent to the Irrevocable Proxy as modified by this Paragraph 3. Such proxy shall also be referred to for purposes of this Agreement as an "Irrevocable Proxy." From time to time as requested by the Littles, Lischak agrees to execute such additional instruments and documents separate from this Agreement to acknowledge the grant of the Irrevocable Proxy to the Littles or their nominee and to confirm that the Irrevocable Proxy is coupled with an interest sufficient in law to support an irrevocable power.
The provisions of this Paragraph are expressly made binding upon the heirs, estates, beneficiaries, assigns, successors and representatives of Lischak.





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         4.      Restriction on Transfer of Converted Lischak Shares; Right of
                 First Refusal.

                 a.       Restriction on Transfer of Converted Lischak Shares.

                          (1)     Restriction on Converted Lischak Shares.
None of the Converted Lischak Shares owned or held by Lischak, nor any right or interest in the Converted Lischak Shares, may be sold, assigned, transferred, pledged, hypothecated, or in any other way disposed of or encumbered, voluntarily or involuntarily, by operation of law, by gift or otherwise, except in accordance with the terms of this Agreement.

                          (2)     No Liens, Etc.  Other than pursuant to the
Pledge Agreement or unless otherwise consented to in writing by the Littles, no Converted Lischak Shares may be encumbered or subjected to a lien or security interest of any kind by Lischak and any such encumbrance, lien or security interest shall be null and void and of no force and effect,

                 b.       Right of First Refusal

                          (1)     Applicable Restrictions. After the Merger,
the provisions of Paragraph 4 and Paragraph 7 of the Stock Agreement shall no longer apply and Lischak's rights and obligations with respect to sales and transfers of Converted Lischak Shares shall be governed by this Paragraph 4 of this Agreement.

                          (2)     Right of First Refusal. If at any time after
the Merger, Lischak shall decide to sell or transfer any of the Converted Lischak Shares (and such sale or transfer is not prohibited by any federal or state securities laws or any agreement to which Lischak is a party) Lischak shall give written notice to the Littles of such intended sale or transfer (including the number of Converted Lischak Shares which Lischak intends to sell or transfer), and the Littles shall have the right and option to purchase any or all of the Converted Lischak Shares which Lischak has indicated in the written notice that he intends to sell or transfer, at the price and upon the terms hereafter provided in this Agreement. Lischak may not sell any Converted Lischak Shares if the sale or transfer thereof is prohibited by any federal or state securities laws or any agreement to which Lischak is a party.

                 c.       Other Events.

                          (1)     Triggering Events.  Upon the happening of any
of the following events ("Triggering Events") with respect to Lischak or with respect to any of the Converted Lischak Shares held by Lischak, the Littles shall have the right and option to purchase any or all Converted Lischak Shares of Lischak at the price and upon the terms hereafter provided in this
Agreement:

                                  (a)      Death of Lischak.  The death of
Lischak.

                                  (b)      Involuntary Transfers. Any purported
involuntary transfer, sale or other disposition of any Converted Lischak Shares, whether by operation of law, pursuant to court order, foreclosure of a security interest, attachment, execution of a judgment or other





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legal process, or otherwise, and including but not limited to, a purported transfer to a trustee in bankruptcy, receiver, or assignee for the benefit of creditors.

                                  (c)      Bankruptcy. The entry of an order
for relief against Lischak under federal bankruptcy law or if Lischak (i) makes a general assignment for the benefit of creditors, (ii) files a voluntary petition under federal bankruptcy law, (iii) consents to the filing of an involuntary petition in bankruptcy against Lischak or fails to obtain dismissal of such bankruptcy proceeding against Lischak within sixty days following commencement thereof, (iv) files a petition or answer seeking for Lischak any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against Lischak in any proceeding of this nature, or (v) seeks, consents to, acquiesces in or otherwise suffers the appointment of a trustee, receiver, or liquidator for Lischak or of all or any part of Lischak's properties.

                                  (d)      Lischak ceases to be employed by the
Surviving Corporation at any time from and after the effective date of the Merger by reason of termination by the Surviving Corporation for Employee's Material Breach or for any other reason other than (i) "Death," (ii) "Disability," or (iii) termination of employment by Lischak for "Company's Material Breach." For purposes of this Paragraph 4.c.(1)(d), "Death," "Disability," "Employee's Material Breach," and "Company's Material Breach" shall have the meanings given to such terms in the "Lischak Employment Agreement" (as such "Lischak Employment Agreement" is defined in the Merger Agreement).

                                  (e)      The Merger is not consummated by the
"drop dead" date set forth in the Merger Agreement.

                                  (f)      Other Transfers. The occurrence of
any other event which, were it not for the provisions of this Agreement, would cause any Converted Lischak Shares or any part of Lischak's interest therein to be sold, transferred or otherwise disposed of, voluntarily or involuntarily, under circumstances that would not bring the transfer within any other Paragraph of this Agreement which provides for a right of first refusal or option to purchase in favor of the Littles.

                          (2)     Marital Dissolution or Death of a Spouse.

                                  (a)      Marital Dissolution. Upon the
dissolution of the marital relationship of Lischak or execution of a binding agreement or issuance of an order with respect to marital property of Lischak, Lischak and his spouse shall use their best efforts to cause the Converted Lischak Shares held by either of them, including the former spouse's interest therein, if any (community or otherwise), to be distributed or transferred to Lischak. If such distribution or transfer cannot be accomplished for any reason, Lischak shall purchase the Converted Lischak Shares of his former spouse and such former spouse shall sell the Converted Lischak Shares to Lischak on the same terms and at the same price as set forth in this Agreement with respect to a sale by Lischak to the Littles. If such distribution or sale does not occur for any reason whatsoever within 180 days after division of the community, the Littles shall have the right and





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option to purchase the remaining interest in the Converted Lischak Shares retained by the former spouse at the same price and upon the same terms as hereafter set forth in this Agreement with respect to a sale by Lischak to the Littles. Lischak shall promptly notify the Littles in writing of any dissolution of his marital relationship, any disposition of the Converted Lischak Shares by reason thereof and any property settlement proceedings which provide the Littles any purchase rights hereunder.

                                  (b)      Death of Spouse. Upon the death of a
spouse of Lischak, Lischak shall use his best efforts to cause the deceased spouse's interest in the Converted Lischak Shares (community or otherwise), if any, to be distributed or transferred to him. If the interest of the deceased spouse is not held by Lischak directly or in trust whereby Lischak is the sole trustee and has the sole beneficial interest in the trust, then Lischak shall purchase the Converted Lischak Shares of his deceased spouse and the estate or successor in interest of such deceased spouse's interest shall sell the interest to Lischak on the same terms and at the same price as set forth in this Agreement with respect to a sale by Lischak to the Littles. If such disposition or sale does not occur for any reason whatsoever within 180 days after the date of death, the Littles shall have the right and option to purchase the remaining interest in the Converted Lischak Shares of the deceased spouse at the same price and upon the same terms as hereafter set forth in this Agreement with respect to a sale by Lischak to the Littles. Lischak shall promptly notify the Littles in writing of the death of Lischak's spouse and the disposition of any Converted Lischak Shares by reason thereof which provide the Littles any purchase rights hereunder. If any Converted Lischak Shares are held in a trust for the benefit of Lischak by virtue of the death of Lischak's spouse, upon the earlier of Lischak's death, Lischak ceasing to act as sole trustee, or Lischak ceasing to have the sole beneficial interest in the trust, then the Littles shall have the right to purchase the Converted Lischak Shares so held in trust upon the same terms and same conditions as set forth in this Agreement with respect to a sale by Lischak to the Littles.

                 d.       Terms of Right to Purchase.

                          (1)     Period of Right to Purchase.  Subject to the
other provisions of this Paragraph 4.d, upon the receipt by the Littles of a written notice pursuant to Paragraph 4.b or 4.c.(2) above, or upon receipt of actual notice of any other Triggering Event set forth in Paragraph 4.c.(1) above as determined in good faith by the Littles, the Littles shall have the right and option for a period ending 30 calendar days (90 calendar days in the event of the Triggering Event set forth in paragraph 4.c.(1)(d) or (e), with such 90 day period tolled in the case of the Triggering Event set forth in Paragraph 4.c.(1)(d) during any period in which the Littles may not freely purchase the Converted Lischak Shares due to restrictions or limitations imposed by any federal or state securities laws or regulations including, without limitation, Section 16(b) of the Securities Exchange Act of 1934, as amended) thereafter to purchase any or all of the Converted Lischak Shares that Lischak intends to sell or transfer in the case of Paragraph 4.b or available for purchase in accordance herewith in other events, at the price and upon the terms hereafter provided in this Agreement.





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                          (2)     Termination of Rights.

                                  (a)      Voluntary Transfers.  If the Littles
fail to exercise their option or purchase right within the applicable time periods or if the Littles do not purchase all of the Converted Lischak Shares subject to the right of first refusal pursuant to Paragraph 4.b above, Lischak may sell or transfer on the open market such unpurchased portion of the Converted Lischak Shares for which Lischak gave written notice of the intent to sell or transfer. Concurrent with a sale of such Converted Lischak Shares on the open market pursuant to the foregoing sentence, the Irrevocable Proxy pertaining to such Converted Lischak Shares shall terminate and shall be of no further force and effect. Any voluntary transfer permitted hereunder must be effected within thirty calendar days after the date of the termination of the purchase options provided herein to the Littles. If, at the expiration of such thirty day period, any Converted Lischak Shares proposed to be sold or transferred have not been sold or transferred, such Converted Lischak Shares shall continue to be subject to all of the provisions of this Agreement, and may not thereafter be sold or transferred except in the manner and upon the terms herein provided.

                                  (b)      Other Events.  In all other events,
the Littles shall be entitled to purchase all or any portion of the Converted Lischak Shares available for purchase. Any transferee of such Converted Lischak Shares shall hold the Converted Lischak Shares subject to all of the provisions of this Agreement including, without limitation, the Irrevocable Proxy; provided, however, that in the case of a transfer pursuant to Paragraph 4(c)(1)(a) as a result of the death of Lischak, the transferee shall hold the Converted Lischak Shares subject to the Irrevocable Proxy (which shall expire in accordance with the terms of this Agreement) but not subject in the case of a subsequent transfer by such transferee to the rights of first refusal or options to purchase set forth herein.

                 e.       Purchase Price.

                          (1)     Purchase Price.  When any right of first
refusal or option to purchase Converted Lischak Shares arises under Paragraphs 4.b, 4.c or 4.d of this Agreement, the purchase price for such Shares shall be the Market Price (i) with respect to Paragraph 4.b.(2), on the date of the written notice specified therein (or, if such day is not a Trading Day (as defined below), the immediately preceding Trading Day), (ii) with respect to Paragraph 4.c.(1), on the date of the Triggering Event, (iii) with respect to Paragraph 4.c.(2), on the date of the written notice specified therein (or, if such day is not a Trading Day, the immediately preceding Trading Day); provided, however, that in the event of a Triggering Event specified in Paragraph 4.c.(1)(d) or (e) the purchase price for the Converted Lischak
Shares shall be $2.00 per share as adjusted pursuant to Paragraph 5 hereof (the "Repurchase Price"). The purchase price (or Repurchase Price) may be paid by the Littles by first applying the purchase price to the balance of that certain Secured Recourse Promissory Note dated as of January 1, 1996 made by Lischak in favor of the Littles (the "Promissory Note").

                          (2)     Determination of Market Price.  "Market
Price" shall mean the reported last sale price per share of common stock regular way or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each





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case on the New York Stock Exchange Composite Tape, or, if the shares of Common
Stock are not listed or admitted to trading on such exchange, on the American Stock Exchange Composite Tape, or, if the shares of common stock are not listed or admitted to trading on such exchange, the principal national securities exchange (or the National Association of Securities Dealers Automated Quotation System ("NASDAQ") National Market System) on which the shares of common stock are listed or admitted to trading, or, if the shares of common stock are not listed or admitted to trading on any national securities exchange (or on the NASDAQ National Market System), the closing sales price, or, if there is no closing sales price, the average of the closing bid and asked prices, in the over-the-counter market as reported by NASDAQ or any comparable system, or, if not so reported, the average of the closing bid and asked prices in the domestic over-the-counter market as reported on the NASD Electronic Bulletin Board, or, if not so reported, the average of the closing bid and asked prices in the "pink sheets" published by the National Quotation Bureau, Incorporated or any successor thereto, or, if not so reported, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the Littles for that purpose, or, if no such prices are furnished, the fair market value of a share of Common Stock as estimated by a nationally recognized investment banking firm selected by the Littles.

                          (3)     Trading Day.  For purposes hereof "Trading
Day" shall mean a day on which the principal national securities exchange on which the shares of common stock are listed or admitted to trading is open for the transaction of business, or, if the shares of common stock are not listed or admitted to trading on any national securities exchange, a Monday, Tuesday, Wednesday, Thursday or Friday on which prices in the over-the-counter market are reported by NASDAQ.

                 f. Termination of Right of First Refusal. After a period of five years from the effective date of the Merger, the Littles' rights of first refusal and repurchase hereunder shall terminate, Lischak (or any transferee who holds any Converted Lischak Shares subject to this Agreement) shall be free to transfer such shares in the open market, and the Irrevocable Proxy shall be of no further force and effect.

                 g. Consummation of Sale. Unless the parties involved mutually agree otherwise, delivery to the Littles of the share certificates representing the Converted Lischak Shares to be sold pursuant to this Agreement and payment of the purchase price therefor shall take place at a closing to be held at the principal office of the Company at 10:00 a.m., Pacific Time, within ten (10) calendar days following the termination of the applicable option or right of first refusal period. At such closing (the "Closing"), Lischak or the Lischak's executor or administrator, or the transferee, as the case may be, shall deliver to the Littles all share certificates representing the Converted Lischak Shares to be purchased by the Littles, and any other documents requested by the Littles to effectuate the purchase and the purposes of this Agreement.

                 h. Transfer Rights Subject to Pledge Agreement. In addition to the provisions of this Paragraph 4, all rights of Lischak to transfer shares of Converted Lischak Shares shall also be subject to the provisions of the Pledge Agreement and any and all restrictions on transfer contained therein.





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         5.      Changes in Shares.

                 If, from time to time after the Merger, there is any stock dividend, stock split, recapitalization, merger, consolidation or other similar change in the character or amount of any of the outstanding securities of the Surviving Corporation, then in such event any and all new, substituted or additional securities issued with respect to the Converted Lischak Shares shall be immediately subject to the terms of this Agreement (and the Irrevocable Proxy) with the same force and effect as the Converted Lischak Shares presently subject hereto. After each such event the Repurchase Price shall be appropriately adjusted.

         6.      Legends.

                 The certificate or certificates representing the Converted Lischak Shares shall bear the legend referred to in the following paragraph in addition to a legend stating that such shares are subject to the Irrevocable Proxy, legends required by the Merger Agreement or the Lock-up and Registration Rights Agreement (attached as Exhibit E to the Merger Agreement), and any legends required by state or federal law:

                 "The Shares represented by this certificate are subject to restrictions on transfer, including, without limitation, rights of first refusal and rights of certain persons to repurchase such Shares, as stated in that certain Agreement dated as of July ____, 1996 between William F. Lischak, Ellen Dinerman Little and Robert B. Little, a copy of which may be inspected at the principal office of this Corporation and all of the provisions of which are incorporated herein by this reference."

The parties hereto agree that the Company shall remove the legend set forth immediately above and the legend stating that the Converted Lischak Shares are subject to the Irrevocable Proxy when the transfer restrictions, rights of first refusal and repurchase, options to purchase and Irrevocable Proxy contained or affirmed herein have terminated and such legends are no longer required hereunder.

         7.      Rules of Construction and Enforcement; Miscellaneous.

                 This Agreement, all amendments hereto and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of California without regard to the law of choice of law or conflicts of law of that or any other jurisdiction. This Agreement shall be binding upon, and shall enure to the benefit of, the parties hereto and their heirs, successors and assigns. Paragraph headings are for convenience only and shall not be used in construing this Agreement. The parties hereby consent to the exclusive jurisdiction of the State or Federal Courts located in the State of California, County of Los Angeles for the resolution of any disputes arising out of this Agreement. This Agreement may be executed in counterparts, each of which will be an original but all of which, taken together, will constitute one and the same instrument. This Agreement, together with the Promissory Note and the Pledge Agreement, constitutes the entire agreement and understanding of the parties and





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supersedes any and all prior or contemporary agreements and understandings
(whether oral or written, formal or informal) regarding the subject matter of this Agreement; provided, however, that the Stock Agreement is superseded only at such time and to such extent as set forth herein. No remedy conferred by this Agreement, the Promissory Note or the Pledge Agreement is intended to be exclusive and all rights and remedies are intended to be cumulative. In the event of any litigation between the parties hereto to enforce any provision or right hereunder, the unsuccessful party to such litigation shall pay to the prevailing party therein all costs and expenses actually incurred therein, including, but not limited to, reasonable attorneys' fees and court costs. A copy of this Agreement shall be delivered to the Secretary of the Company and to the Secretary of the Surviving Corporation.

         8.      Enforcement.

                 The transfer restrictions of this Agreement shall be deemed to be of the essence of the ownership of the Converted Lischak Shares. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damage would not be compensable in money damages and that it would be extremely difficult or impracticable to measure the resultant damages. It is accordingly agreed that the Littles and/or the Lischak shall be entitled to an injunction or injunctions to prevent breaches of the provisions of the Agreement (including, without limitation, to prohibit a transfer or disposition of Converted Lischak Shares in violation of this Agreement) and to enforce specifically the terms and provisions hereof (including, without limitation, the provisions of this Agreement requiring Lischak to sell the Converted Lischak Shares or any part thereof to the Littles) in addition to any other remedy to which they may be entitled at law or equity, and such party that is sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate and expressly waives any requirement in an action for specific performance for the posting of a bond by the party bringing such action.

         9.      Severability.

                 If any term, provision or covenant in this Agreement is held to be invalid, void or unenforceable, (i) the remainder of the terms, provisions and covenants in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing any such provision held to be invalid, void or unenforceable that are not themselves invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

         10.     Notices.

         Any notice that Lischak is required or may desire to give to the Littles hereunder shall be in writing and may be served by delivering it to the Littles, or by sending it to the Littles by certified mail, return receipt requested (effective five days after mailing) or overnight delivery of the same by delivery service capable of providing verified receipt (effective the next business day), or facsimile (effective twenty-four hours after receipt is confirmed by person or machine),





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at the address set forth below, or such substitute address as the Littles may from time to time designate by notice to Lischak. Any notice that the Littles are required or may desire to serve upon Lischak hereunder shall be in writing and may be served by delivering it personally or by sending it certified mail, return receipt requested, or overnight delivery, or facsimile (with receipt confirmed by person or machine) to the address set forth below, or such other substitute address as Lischak may from time to time designate by notice to the Littles. Such notices by the Littles shall be effective at the same times as specified in this Paragraph 10 for notices by Lischak.

                 Lischak:                  William F. Lischak
                                           601 N. Sweetzer, Unit B
                                           Los Angeles, California 90048

                 Littles:                  Ellen and Robbie Little
                                           12309 Viewcrest Road
                                           Studio City, California 91604

         IN WITNESS WHEREOF the parties have executed this Stock Sale Agreement as of the date first above written.

Lischak:                               Littles:




    /s/ WILLIAM F. LISCHAK                   /s/ ELLEN DINERMAN LITTLE
-------------------------------        -----------------------------------
       William F. Lischak                        Ellen Dinerman Little


                                             /s/ ROBERT B. LITTLE
                                       -----------------------------------
                                                 Robert B. Little



     The undersigned acknowledges and understands the terms of this Agreement and agrees to take such actions as may be necessary to effectuate the legend requirement set forth in Paragraph 6 hereof.


                                       Overseas Filmgroup, Inc., a
                                        Delaware corporation

                                       By:  /s/ ELLEN DINERMAN LITTLE
                                          --------------------------------
                                          Name:  Ellen Dinerman Little
                                          Title:  President






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